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                                                                    EXHIBIT 5.1




                    [Jones, Day, Reavis & Pogue  Letterhead]





                                January 26, 1996



Rubbermaid Incorporated
1147 Akron Road
Wooster, OH  44691-6000

                 Re:      $400,000,000 Aggregate Amount of Senior
                          Debt Securities of Rubbermaid Incorporated
                          ------------------------------------------

Gentlemen:

                  We are acting as counsel for Rubbermaid Incorporated, an Ohio corporation (the "Company"), in connection with the creation and authorization of the issuance and sale of up to $400,000,000 aggregate amount of Senior Debt Securities (the "Securities") to be issued pursuant to an Indenture (the "Indenture") to be entered into between the Company and First Trust Bank of New York, National Association, as Trustee (the "Trustee").

                 We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, and subject to the satisfaction of the conditions described below, we are of the opinion that:

                          (1) The Indenture will constitute a valid and binding instrument of the Company.

                          (2) The Securities will be duly authorized, valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.
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Rubbermaid Incorporated
January 26, 1996
Page 2


                 Our opinions set forth in paragraphs numbered (1) and (2) with respect to the binding effect of the Indenture and the Securities issued pursuant to such Indenture are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter in effect relating to or limiting creditors' rights and (ii) general principles of equity, whether such binding effect is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought.

                 In rendering this opinion, we have assumed that any duly authorized action to be taken by the Company's Board of Directors (the "Board"), as of the date of this opinion, will remain duly authorized and not be revoked by any subsequent Board action.

                 This opinion is subject to the satisfaction of the following conditions:

                          (a) The taking of appropriate definitive action by the Board or a duly-constituted committee of such Board with respect to the issuance and sale of the Securities;

                          (b) The due execution and delivery by the Company and the Trustee of the Indenture in the form of the Indenture authorized by the Board and included as Exhibit 4.1 to the Registration Statement on Form S-3 filed by the Company to effect registration of the Securities under the Securities Act of 1933; and

                          (c) The due execution, authentication and delivery of the Securities in accordance with the terms of the Indenture and sale of and receipt of payment for the Securities by the Company in accordance with such authorization of its Board of Directors.

                 We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 filed by the Company to effect registration of the Securities under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                                Very truly yours,



                                                Jones, Day, Reavis & Pogue